Exhibit 99.1

Date:	February 14, 2008
Contact:	Gregory P. Sargen
Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate
CAMBREX REPORTS FOURTH QUARTER AND FULL-YEAR 2007 RESULTS
        East Rutherford, NJ – February 14, 2008 – Cambrex Corporation (NYSE: CBM) reports fourth quarter and full-year 2007 results for the period ended December 31, 2007.
Summary
–	Fourth quarter 2007 sales increased 5.7% (-0.2% excluding foreign currency) compared to fourth quarter 2006. Full year sales were up 6.7% (2.0% excluding foreign currency) compared to 2006.

–	Gross Margin for the quarter increased to 34.9% of sales compared to 33.5% last year. Full year Gross Margin increased to 36.1% compared to 35.4% in 2006.

–	Operating Profit before corporate, strategic alternatives and restructuring expenses was $13.3 million or 19.1% of sales in the fourth quarter of 2007 versus $12.9 million or 19.6% last year. For the full year, Operating Profit before corporate, strategic alternatives and restructuring expenses was $51.1 million or 20.2% of sales, versus $49.2 million or 20.8% for 2006.

–	Debt, net of cash, was $63.3 million at the end of 2007.

–	Sales growth for 2008 is expected to be between 5% and 10% and Adjusted EBITDA (EBITDA before restructuring and strategic alternatives costs) is expected to be between $53 and $57 million.
Discontinued Operations and Basis of Reporting
     As previously reported, Cambrex sold its Bioproducts and Biopharma businesses (the “Bio Businesses”) to Lonza for $463.9 million (after working capital adjustments) in February 2007 and sites in Cork, Ireland and Landen, Belgium to ICIG during the fourth quarter of 2006. Discontinued Operations in the 2007 financial statements include the results of operations of the Bio Businesses through the date of sale as well as the corresponding gain on sale. Discontinued Operations for 2007 also include charges related to the previously announced settlement of the Rutherford litigation and environmental expenses related to a site of a divested business. Discontinued Operations in the 2006 financial statements include the results of operations of the Bio Businesses and the Cork and Landen sites, as well as the loss on the sale of the Cork and Landen sites.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

     The Company has provided a reconciliation from adjusted amounts to GAAP amounts at the end of this press release. Management believes that the adjusted amounts provide a more meaningful representation of the Company’s operating results for the periods presented due to the magnitude and nature of certain expenses recorded.
Fourth Quarter 2007 Operating Results – Continuing Operations
     Fourth quarter 2007 sales of $69.8 million were 5.7% higher than sales in the fourth quarter 2006, and were virtually flat excluding the effect of foreign currency. Comparing the current quarter to the same quarter last year, excluding the currency impact, Cambrex experienced lower custom development revenues primarily as a result of customers ramping up inventory during the fourth quarter of 2006 for expected product launches in 2007 and lower pricing on custom manufacturing and crop protection products, offset by higher demand for a neurological active pharmaceutical ingredient (“API”), controlled substances and products based on our proprietary polymeric drug delivery technology.
     Fourth quarter 2007 Gross Margin increased to 34.9% of sales from 33.5% during the fourth quarter 2006 resulting primarily from favorable product mix partially offset by lower pricing on certain APIs. Foreign currency favorably impacted gross margin, as a percentage of sales, by 1.2%.
     Operating Profit was $4.0 million in the fourth quarter of 2007 compared to $2.5 million for the fourth quarter of 2006. Operating Profit before corporate, strategic alternatives and restructuring expenses was $13.3 million, or 19.1% of sales, compared to $12.9 million, or 19.6% of sales, in the fourth quarter 2006 due to favorable foreign exchange partially offset by higher Operating Expenses.
     James A. Mack, Chairman, President, and Chief Executive Officer of Cambrex Corporation, said “2007 was a very satisfying year for Cambrex. We completed our strategic alternatives initiative during the first half of the year culminating in a $400 million dividend, and further enhanced the value of the business during the back half of the year by eliminating most of our significant legal contingencies and dramatically reducing our corporate overhead to a $17 million run rate heading into 2008. We continue to grow sales of products based on our polymeric drug delivery technologies and are very excited about the positive effect it has had and should continue to have on our profitability mix. We will continue to add dedicated resources to expand the application of our existing proprietary technologies and enhance our portfolio of intellectual property. A few weeks ago, we completed a small acquisition in Estonia that will allow us to grow our early-stage custom development pipeline and free up internal resources to focus on expanding our proprietary technologies. 2007 was also a good year for our custom development pipeline. In addition to growing the number of projects in the pipeline, we also completed 85 projects, a new record for Cambrex. Lastly, our new state-of-the-art finishing facility in Italy is in the start-up phase and the first APIs are going through the validation process.”
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Fourth Quarter 2007 Operating, Interest and Tax Expenses – Continuing Operations
     Sales, General and Administrative (“SG&A”) Expenses in the fourth quarter 2007 were $12.3 million compared to $16.1 million in the same period last year. The reduction is primarily due to significantly lower expenses at the corporate headquarters due to restructuring activities completed throughout 2007 and was partially offset by higher personnel-related expenses at our operating sites. Within SG&A, corporate expenses in the fourth quarter of 2007 were decreased to $4.7 million compared to $9.7 million in the same period last year due to the restructuring of the corporate headquarters.
     Research and Development Expense for the fourth quarter 2007 was $3.5 million compared to $2.8 million in the fourth quarter 2006. The increase is primarily due to investment in the growth and development of proprietary technology platforms, and higher costs at the recently closed New Jersey R&D facility due to lower utilization of scientists on revenue-generating projects.
     Strategic Alternative and Restructuring Costs totaling $4.6 million in the fourth quarter 2007 include $2.1 million of costs related to the previously announced consolidation of operations at our New Jersey R&D facility into our Charles City facility resulting in the shutdown of the New Jersey facility, $1.0 million of costs related to the exit of a feed additive business at our Charles City facility, and $1.5 million of expense related to change-in-control liabilities and a project to streamline our legal structure to improve cash flow and reduce the Company’s consolidated effective tax rate.
     Net Interest Expense in the fourth quarter of 2007 increased to $0.9 million from $0.2 million of income in the fourth quarter of 2006. The increase is primarily due to the adjustment in 2006 results for GAAP-required allocations of interest expense to Discontinued Operations.
     Income taxes for the fourth quarter and full year 2007 include $1.1 million and $7.9 million, respectively, of benefit related to the recognition of certain tax attributes as a result of the sale of the Bio Businesses. Excluding these benefits, the fourth quarter and full year 2007 Provision for Income Taxes would have been $2.7 million and $13.7 million respectively. The Company’s effective tax rates have been, and are expected to, remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits for GAAP purposes in certain jurisdictions where there has been a recent history of losses, primarily the U.S.
Fourth Quarter 2007 Capital Expenditures and Depreciation
     Capital expenditures and depreciation for the fourth quarter 2007 were $11.6 million and $5.3 million compared to $13.3 million and $4.4 million in the fourth quarter 2006, respectively. The decrease in capital spending is largely due to reduced spending on a new API finishing facility at our Milan, Italy site
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

that will be validated throughout 2008, partially offset by early spending related to a mid-scale manufacturing facility in Sweden that is expected to be validated in early 2009. Capital expenditures for the full year 2007 were $33.6 million and depreciation was $19.8 million.
Guidance – Continuing Operations
     Sales growth during 2008 is expected to be between 5% and 10% and Adjusted EBITDA is expected to be $53 to $57 million, compared to $50.1 million for the full year 2007. Restructuring and strategic alternatives costs are expected to be between $1.0 million and $1.5 million primarily related to finalizing the closure of our New Jersey R&D facility, completing the project to improve our legal entity structure and exiting a feed additive business.
     For 2008, capital expenditures are expected to be approximately $32 to 34 million and depreciation is expected to be $21 to 23 million.
     Full year and quarterly effective tax rates will continue to be highly sensitive due to the geographic mix of income or losses. Cambrex may not be able to recognize tax benefits in certain jurisdictions.
     The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the 2007 Form 10-K is filed with the SEC.
Conference Call and Webcast
     The Conference Call to discuss fourth quarter and full-year 2007 earnings will begin at 8:30 a.m. Eastern Time on Friday, February 15, 2008 and last approximately 45 minutes. Those wishing to participate should call 1-888-634-4003 for domestic and +1-706-634-6653 for international. Please use the pass code 33830541 and call approximately 10 minutes prior to start time. A webcast is available from the Investor Relations section on the Cambrex website located at www.cambrex.com and can be accessed for approximately a month following the call. A telephone replay of the conference call will be available through Friday, February 22, 2008 by calling 1-800-642-1687 for domestic and +1-706-645-9291 for international. Please use the pass code 33830541 to access the replay.
Forward Looking Statements
     This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and the accuracy of the Company’s current estimate with respect to its earnings and profits for tax purposes in 2007. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for the Company to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the Cambrex 2006 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the U.S. Securities and Exchange Commission , including Current Reports on Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
About Cambrex
     Cambrex provides products and services to accelerate the development and commercialization of small molecule APIs, advanced intermediates and other products for branded and generic pharmaceuticals. The Company currently employs approximately 850 people worldwide. For more information, please visit http://www.cambrex.com.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Quarters Ended December 31, 2007 and 2006
(in thousands)

	2007		2006
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$69,754	100.0%	$66,009	100.0%
Commissions and Allowances	367	0.5%	129	0.2%

Net Sales	69,387	99.5%	65,880	99.8%

Other Revenues	435	0.6%	274	0.4%

Net Revenues	69,822	100.1%	66,154	100.2%

Cost of Goods Sold	45,444	65.2%	44,073	66.7%

Gross Profit	24,378	34.9%	22,081	33.5%

Operating Expenses
Sales, General and Administrative Expenses	12,286	17.5%	16,077	24.4%
Research and Development Expenses	3,534	5.1%	2,751	4.2%
Restructuring Expenses	2,039	2.9%	—	0.0%
Strategic Alternative Costs	2,567	3.7%	726	1.1%

Total Operating Expenses	20,426	29.2%	19,554	29.7%

Operating Profit	3,952	5.7%	2,527	3.8%

Other Expenses/(Income):
Interest Expense/(Income), net	856	1.3%	(163)	-0.3%
Other Income, net	(205)	-0.3%	(147)	-0.2%

Income Before Income Taxes	3,301	4.7%	2,837	4.3%

Provision for Income Taxes	1,573	2.2%	4,046	6.1%

Income/(Loss) from Continuing Operations	$1,728	2.5%	$(1,209)	-1.8%

Loss from Discontinued Operations, Net of Tax	(948)	-1.4%	(24,158)	-36.6%

Net Income/(Loss)	$780	1.1%	$(25,367)	-38.4%

Basic (Loss)/Earnings per Share
Income/(Loss) from Continuing Operations	$0.06		$(0.04)
Loss from Discontinued Operations, Net of Tax	$(0.03)		$(0.90)

Net Income/(Loss)	$0.03		$(0.94)

Diluted (Loss)/Earnings per Share
Income/(Loss) from Continuing Operations	$0.06		$(0.04)
Loss from Discontinued Operations, Net of Tax	$(0.03)		$(0.90)

Net Income/(Loss)	$0.03		$(0.94)

Weighted Average Shares Outstanding
Basic	29,002		27,108
Diluted	29,040		27,108
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statement of Profit and Loss
For the Years Ended December 31, 2007 and 2006
(in thousands)

	2007		2006
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$252,574	100.0%	$236,659	100.0%
Commissions and Allowances	1,368	0.5%	1,026	0.4%

Net Sales	251,206	99.5%	235,633	99.6%

Other Revenues	1,299	0.5%	(560)	-0.3%

Net Revenue	252,505	100.0%	235,073	99.3%

Cost of Sales	161,273	63.9%	151,215	63.9%

Gross Profit	91,232	36.1%	83,858	35.4%

Operating Expenses
Sales, General and Administrative Expenses	48,858	19.4%	58,279	24.6%
Research and Development Expenses	12,157	4.8%	10,813	4.6%
Restructuring Expenses	6,073	2.4%	—	0.0%
Strategic Alternative Costs	31,127	12.3%	2,958	1.2%

Total Operating Expenses	98,215	38.9%	72,050	30.4%

Operating (Loss)/Profit	(6,983)	-2.8%	11,808	5.0%

Other (Income)/Expenses:
Interest (Income)/Expense, net	(485)	-0.2%	5,478	2.3%
Other Expense/(Income), net	725	0.3%	(17)	0.0%

(Loss)/Income Before Income Taxes	(7,223)	-2.9%	6,347	2.7%

Provision for Income Taxes	5,773	2.2%	14,513	6.2%

Loss from Continuing Operations	$(12,996)	-5.1%	$(8,166)	-3.5%

Income/(Loss) from Discontinued Operations, Net of Tax	222,759	88.2%	(21,706)	-9.1%

Income/(Loss) Before Cumulative Effect of a Change in Accounting Principle	209,763	83.1%	(29,872)	-12.6%

Cumulative Effect of a Change in Accounting Principle	—	0.0%	(228)	-0.1%

Net Income/(Loss)	$209,763	83.1%	$(30,100)	-12.7%

Basic (Loss)/Earnings per Share
Loss from Continuing Operations	$(0.45)		$(0.30)
Income/(Loss) from Discontinued Operations, Net of Tax	$7.76		$(0.81)
Cumulative Effect of a Change in Accounting Principle	$—		$(0.01)

Net Income/(Loss)	$7.31		$(1.12)

Diluted (Loss)/Earnings per Share
Loss from Continuing Operations	$(0.45)		$(0.30)
Income/(Loss) from Discontinued Operations, Net of Tax	$7.76		$(0.81)
Cumulative Effect of a Change in Accounting Principle	$—		$(0.01)

Net Income/(Loss)	$7.31		$(1.12)

Weighted Average Shares Outstanding
Basic	28,683		26,816
Diluted	28,683		26,816
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of Gross Sales, Gross Profit & Operating Profit
For the Quarters and Years Ended December 31, 2007 and 2006
(in thousands)

	Fourth Quarter 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$69,754	$24,378	34.9%	$13,293	19.1%

Corporate Results	—	—		(4,735)

Strat. Alt. & Restructuring Expenses	—	—		(4,606)

As Reported	$69,754	$24,378	34.9%	$3,952	5.7%

	Fourth Quarter 2006
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results	$66,009	$22,081	33.5%	$12,911	19.6%

Corporate Results	—	—		(9,658)

Strategic Alternative Costs	—	—		(726)

As Reported	$66,009	$22,081	33.5%	$2,527	3.8%

	Twelve Months 2007
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results Before Strat. Alt. & Restructuring Expenses	$252,574	$91,232	36.1%	$51,076	20.2%

Corporate Results	—	—		(20,859)

Strat. Alt. & Restructuring Expenses	—	—		(37,200)

As Reported	$252,574	$91,232	36.1%	$(6,983)	-2.8%

Twelve Months 2007
Pre-Corporate Operating Profit Before Strat. Alt. & Restructuring Expenses	$51,076

Corporate Results	(20,859)

Depreciation and Amortization	19,878

Adjusted EBITDA	$50,095

	Twelve Months 2006
	Gross	Gross		Operating
	Sales	Profit	GP%	Profit/(Loss)	OP%
Pre-Corporate Results	$236,659	$83,858	35.4%	$49,213	20.8%

Corporate Results	—	—		(34,447)

Strategic Alternative Costs	—	—		(2,958)

As Reported	$236,659	$83,858	35.4%	$11,808	5.0%

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheet
As of December 31, 2007 and 2006
(in thousands)

	December 31,	December 31,
	2007	2006
Assets
Cash and Cash Equivalents	$38,488	$33,746
Trade Receivables, net	45,003	38,552
Inventories, net	61,440	53,893
Assets of Discontinued Operations	—	79,527
Prepaid Expenses and Other Current Assets	22,294	19,032

Total Current Assets	167,225	224,750

Property, Plant and Equipment, Net	165,657	141,863
Goodwill	35,552	32,573
Assets of Discontinued Operations	—	202,292
Other Non-Current Assets	10,383	4,898

Total Assets	$378,817	$606,376

Liabilities and Stockholders’ Equity

Accounts Payable	$26,185	$28,592
Accrued Expenses and Other Current Liabilities	71,274	45,101
Liabilities of Discontinued Operations	—	33,441

Total Current Liabilities	97,459	107,134

Long-term Debt	101,600	158,600
Deferred Tax Liabilities	19,918	14,209
Liabilities of Discontinued Operations	—	24,267
Accrued Pension and Postretirement Benefits	32,104	39,911
Other Non-Current Liabilities	25,244	15,609

Total Liabilities	$276,325	$359,730

Stockholders’ Equity	$102,492	$246,646

Total Liabilities and Stockholders’ Equity	$378,817	$606,376

# # #
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com